Exhibit 99.1

SPI Solar Announces First-Quarter 2013 Financial Results

ROSEVILLE, Calif.—May 20, 2013- SPI Solar (“SPI”) (SOPW:OTCBB), a vertically integrated photovoltaic (“PV”) solar developer, today announced its results for the first quarter ended March 31, 2013.

Total net sales for the first quarter of 2013 were $1.8 million, compared with $26.3 million for the first quarter of 2012. Construction starts in New Jersey are expected to resume in Q2 with KDC Solar for the previously announced Imclone and Mountain Creek projects. Prospects for new projects beyond the current pipeline continue to be impacted by the financial lending and solar industry conditions in general.

Total cost of goods sold for the first quarter of 2013 was $1.3 million, compared with $23.4 million for the first quarter of 2012. This is reflected by fewer projects initiated or completed in the first-quarter 2013 period, and the corresponding decrease in revenue.

Total operating expenses for the first quarter of 2013 were $3.4 million, compared with $4.2 million for the first quarter of 2012. The decline in operating expenses is a reflection of continued cost-reduction measures taken by the company.

Net loss for the first quarter of 2013 was $3.1 million, or ($0.02) per basic and diluted share. This compared with a net loss of $1.1 million, or ($0.01) per basic and diluted share, for the first quarter of 2012.

Cash and cash equivalents at March 31, 2013 were $1.8 million, compared with $17.8 million at December 31, 2012. During the first quarter of 2013, $13.0 million of construction funds, provided by China Development Bank, were drawn down and sent to KDC Solar to cover construction costs for the Imclone project, which had been delayed for over one year.

Business Outlook:

As noted in SPI Solar’s fourth-quarter 2012 news release on April 3, 2013, due to difficult solar industry conditions in general, company-specific issues related to structuring third-party project financing, and delays in construction starts and completions, SPI Solar believes that providing a business outlook is not meaningful at this time. While the company will continue to file financial reports and issue earnings releases, it will not during the near term continue to hold quarterly earnings teleconferences. Should circumstances change or the markets become more predictable, SPI Solar will update investors through its reports and may re-institute quarterly earnings teleconferences.

About SPI Solar (SOPW:OTCBB):

SPI Solar (“SPI”) (Solar Power, Inc.) is a vertically integrated photovoltaic solar developer offering its own brand of high-quality, low-cost distributed generation and utility-scale solar energy facility development services. Through the company’s close relationship with LDK Solar, SPI extends the reach of its vertical integration from silicon to system. From project development, to project financing and to post-construction asset management, SPI delivers turnkey world-class photovoltaic solar energy facilities to its business, government and utility customers. For additional information visit: www.spisolar.com.

Safe Harbor Statement:

This release may contain certain “forward-looking statements” relating to the business of SPI Solar, its subsidiaries and the solar industry, which can be identified by the use of forward-looking terminology such as “believes", “expects” or similar expressions. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks and other factors detailed in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contact:

Jim Pekarsky, CFO

Solar Power, Inc.

(415) 590-3803

- Financials Attached –

SOLAR POWER, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	March 31, 2013 (unaudited)	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$1,775	$17,823
Accounts receivable, net of allowance for doubtful accounts of $396 and $393, respectively	44,875	43,807
Accounts receivable, related party	11,440	11,858
Notes receivable	7,007	14,120
Costs and estimated earnings in excess of billings on uncompleted contracts	37,281	31,423
Construction in progress	14,702	16,078
Inventories, net	1,448	1,618
Prepaid expenses and other current assets	4,404	4,267
Restricted cash	20	20
Total current assets	122,952	141,014
Intangible assets	1,560	1,703
Restricted cash	494	400
Notes receivable, noncurrent	7,938	-
Property, plant and equipment at cost, net	18,500	18,754
Other assets	822	958
Total assets	$152,266	$162,829
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,055	$15,709
Accounts payable, related party	51,350	51,804
Lines of credit	9,819	10,877
Accrued liabilities	6,500	6,635
Billings in excess of costs and estimated earnings on uncompleted contracts	2,166	4,935
Billings in excess of costs and estimated earnings on uncompleted contracts, related party	-	49
Loans payable and capital lease obligations	28,579	28,601
Total current liabilities	111,469	118,610
Financing and capital lease obligations, net of current portion	18,269	18,760
Other liabilities	1,337	1,337
Total liabilities	131,075	138,707
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, par $0.0001, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, par $0.0001, 250,000,000 shares authorized; 198,214,456 and 198,214,456 shares, respectively, issued and outstanding	20	20
Additional paid in capital	48,290	48,219
Accumulated other comprehensive loss	(148)	(287)
Accumulated deficit	(26,971)	(23,830)
Total stockholders’ equity	21,191	24,122
Total liabilities and stockholders’ equity	$152,266	$162,829

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(unaudited)

	For the Three Months Ended March 31,

	2013	2012 As Recast (1)
Net sales:
Net sales	$1,766	$12,732
Net sales, related party	-	13,567
Total net sales	1,766	26,299
Cost of goods sold:
Cost of goods sold	1,287	10,411
Cost of goods sold, related party	-	12,942
Total cost of goods sold	1,287	23,353
Gross profit	479	2,946
Operating expenses:
General and administrative	2,260	2,734
Sales, marketing and customer service	739	851
Engineering, design and product management	448	577
Total operating expenses	3,447	4,162
Operating loss	(2,968)	(1,216)
Other (expense) income:
Interest expense	(1,005)	(917)
Interest income	539	639
Other income	302	219
Total other expense, net	(164)	(59)
Loss before income taxes	(3,132)	(1,275)
Provision for (benefit from) income taxes	9	(179)
Net loss	$(3,141)	$(1,096)
Net loss per common share:
Basic	$(0.02)	$(0.01)
Diluted	$(0.02)	$(0.01)
Weighted average number of common shares used in computing per share amounts:
Basic	198,214,456	184,413,923
Diluted	198,214,456	184,413,923

(1)

As recast to reflect the balances of Solar Green Technology S.p.A. combined with the balances of Solar Power, Inc. as required under the accounting guidelines for a transfer of an entity under common control.